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                                                                  EX.99 B 10.(b)
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103





April 25, 2000




Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, Pennsylvania  19172


Re:          Penn Mutual Variable Annuity Account III
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             SEC Registration No. 333-62811
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Dear Ladies and Gentlemen:

We hereby consent to the reference of our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of this Post-Effective Amendment No. 3. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,


/s/ Morgan, Lewis & Bockius LLP
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